5885 Hollis St Suite 100
Emeryville, ca 94608
phone: 510.740.7440
fax: 510.225.2401

Mario Portela
__________________
__________________

April 18, 2011

Re: Amended and Restated Employment Terms with Amyris, Inc.

Dear Mario:

I am writing to document your current employment terms with Amyris, Inc. (referred to herein as “Amyris,” “we,” “us” and “our”). The employment terms in this letter (referred to herein as the “employment terms” and this “letter,” respectively) reflect our mutual understanding of your current, existing employment terms, and this letter updates, supersedes and replaces any and all prior offer letters or other documentation regarding your employment arrangements with Amyris (including without limitation your offer letter dated November 20, 2009).

1.	Position
You will be employed full-time by Amyris as Chief Operating Officer reporting to me, John Melo, CEO. Your duties and objectives will be set and periodically updated based on consultation between me and the Leadership Development and Compensation Committee (“Committee”) of the Amyris Board of Directors (the “Board”).

2.	Salary
Your base salary as of the date of this letter is $300,000 per year payable in accordance with our regular payroll schedule, which is currently semi-monthly. Your salary is subject to adjustment from time to time pursuant to Amyris' employee compensation policies then in effect and subject to any required approval by the Committee.

3.	Bonus
You are eligible for an annual performance-based cash bonus of up to $200,000, subject to any required approval by the Committee. Such cash bonus will generally be payable provided that (i) the Company and you achieve certain performance objectives which will be established under the bonus plan for the relevant year adopted by the Committee, and (ii) you are still employed by Amyris when the bonus is paid out. Your target bonus amount above is subject to adjustment from time to time pursuant to Amyris' employee compensation policies then in effect and subject to any required approval by the Committee. Any bonus you are awarded will be paid as soon as practicable after it is approved by the Board and in no case later than March 15 of the year following the year in which the bonus is earned.

4.	Equity
You have previously been granted options to purchase 304,000 shares of common stock of Amyris in accordance with our standard equity award granting policy and guidelines. You have also previously been granted an aggregate of 23,301 restricted stock units. The foregoing awards have the terms set forth in the option and restricted stock unit award notices and agreements previously provided to you and in the Amyris 2010 Equity Incentive Plan. You will be eligible to receive additional awards under our 2010 Equity Incentive Plan based on the Company's performance and your performance against pre-established objectives, subject in each case to any required approvals by the Committee or its designee(s).

5.	Relocation Expenses
As previously agreed in your original offer letter, Amyris agrees to reimburse you for and/or directly pay up to $100,000 in total relocation costs associated with your move from Texas to the San Francisco Bay Area (less any amounts already paid to you under your original offer letter). We continue to request that you work with us to solicit several bids for the movement of your household goods from experienced moving companies. Amyris has retained or will directly retain one of the companies mutually acceptable to you and Amyris. Subject to the limitations set out above, the expenses relating to the movement of your household goods has been or will be paid directly by Amyris to the moving company. All other amounts received by you for relocation expense reimbursement will be reported as taxable income to you in the year received as required by applicable tax law. All relocation expenses need to be approved by Amyris before the costs are incurred and must be documented by reasonably detailed receipts.

6.	Benefits
You will be eligible to participate in the employee benefits and benefit plans that are available to full-time employees of Amyris subject to the terms of such plans. Currently, these include (i) 12 paid holidays, (ii) 4 weeks of paid vacation (pro-rated by hiring date), (iii) up to 6 days of paid sick leave per year (pro-rated by hiring date), (iv) medical insurance, (v) dental insurance, (vi) supplemental health and flexible spending accounts, (vii) group term life insurance, (viii) accidental death & disability insurance, (ix) long-term disability insurance, and (x) 401K plan. You will also be eligible to receive paid access to gym facilities. The terms of your benefits will be governed by the applicable plan documents and Amyris' policies. Enclosed is an Employee Benefit Overview.

7.	Termination of Employment
If you resign your employment with Amyris or if Amyris terminates your employment for Cause (as defined below) at any time, you will receive your base salary as well as any accrued but unused vacation (if applicable) earned through the effective resignation or termination date and no additional compensation. If Amyris terminates your employment for any reason other than Cause, it will give you written notice of termination, any base salary and accrued but unused vacation that is earned through the effective termination date and, conditioned on your (i) signing and not revoking a release of any and all claims, in a form prescribed by Amyris, and (ii) returning to Amyris all of its property and confidential information that is in your possession, you will receive the following:

(A) Continuation of your base salary for twelve (12) months beyond the effective termination date, payable in accordance with the regular payroll practices of Amyris,

provided that these payments will be terminated as of the date you commence employment with another employer or engage or participate in any consulting o advisory arrangement or any other arrangement that involves any form of remuneration, including remuneration for services performed by you as an officer, director, employee, representative or agent of, or in any other capacity for, any other person or entity (each, an “Engagement”); and

(B) If you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) following the termination of your employment, then Amyris shall pay your monthly premium under COBRA until the earlier of (x) twelve (12) months following the effective termination date, or (y) the date upon which you commence employment with an entity other than Amyris or any other Engagement.

You will notify Amyris in writing within five (5) days of your receipt of an offer of employment with any entity other than Amyris or for any other type of Engagement, and will accordingly identify the date upon which you will commence such employment or Engagement in such writing. These salary and benefits continuance benefits are intended to be provided to you as you actively seek future employment or another Engagement, and therefore, as noted, will cease once you have secured such employment or Engagement. 1

For all purposes under this letter, a termination for “Cause” shall mean a determination that your employment be terminated for any of the following reasons: (i) failure or refusal to comply in any material respect with lawful policies, standards or regulations of Amyris, (ii) a violation of a federal or state law or regulation applicable to the business of Amyris, (iii) conviction or plea of no contest to a felony or to a misdemeanour involving moral turpitude under the laws of the United States or any State, (iv) fraud or misappropriation of property belonging to Amyris or its affiliates, (v) non-performance, non-compliance or interference with any third party's performance of the terms of any confidentiality, invention assignment or proprietary information agreement with Amyris or with a former employer, (vi) your failure to satisfactorily perform your duties as assigned from time to time by Amyris after having received written notice of such failure and at least thirty (30) days to cure such failure, or (vii) your misconduct or gross negligence in connection with the performance of your duties.

8.	Change of Control
If, during your employment with Amyris, there is a Change of Control event (as defined below), and Amyris terminates your employment without Cause or you are Constructively Terminated (as defined below) within six (6) months of that event, then you will be eligible to receive the benefits provided in Section 7, as well as immediate accelerated vesting of fifty percent (50%) of any of the unvested shares under your outstanding options as of the date of termination, conditioned on your complying with the requirements of Section 7 above.

“Change of Control” shall mean (i) a merger, reorganization, consolidation or other transaction (or series of related transactions of such nature) pursuant to which more than fifty percent (50%) of the voting power of all outstanding equity securities of Amyris is transferred by the holders
_________________________
1 Depending on the size of the option grant and the value of the shares at termination, the severance payments may become subject to IRC Section 280G.

of Amyris's outstanding shares (excluding a reincorporation to effect a change in domicile), (ii) a sale of all or substantially all of the assets of Amyris, or (iii) any other transaction or series of related transactions, in which Amyris' stockholders immediately prior to such transaction or transactions own immediately after such transaction less than fifty (50%) of the voting equity securities of the surviving corporation or its parent.
“Constructive Termination” shall mean a resignation of your employment because of the occurrence of any of the following events which occurs within six (6) months following a Change of Control: (i) a material reduction in your responsibilities, (ii) a material reduction in your base salary, unless such reduction in your base salary is comparable in percentage to, and is part of, a reduction in the base salary of all or substantially all executive officers of Amyris, or (iii) a relocation of your principal office to a location more than fifty (50) miles from the location of your principal office immediately preceding a Change of Control. Notwithstanding anything else contained herein, in the event of the occurrence of a condition listed above you must provide notice to Amyris within thirty (30) days of the occurrence of a condition listed above and allow Amyris thirty (30) day in which to cure such condition. Additionally, in the event that Amyris fails to cure the condition within the cure period provided, you must terminate employment with Amyris within thirty (30) days of the end of the cure period.

9.	Amyris' Policies
As an employee of Amyris, you will be subject to, and expected to comply with its policies and procedures, personnel and otherwise, as such policies are developed and communicated to you.

10.	“At-Will” Employment
Employment with Amyris is “at-will”. This means that it is not for any specified period of time and can be terminated by you or by Amyris at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, compensation and benefits, as well as Amyris' personnel policies and procedures, may be changed at any time in the sole discretion of Amyris. However, the “at-will” nature of your employment shall remain unchanged during your tenure as an employee of Amyris and may not be changed, except in an express writing signed by you and by Amyris' Chief Executive Officer.

11.	Full-Time Service to Amyris
Amyris requires that, as a full-time employee, you devote your full business time, attention, skills and efforts to the tasks and duties of your position as assigned by Amyris. If you wish to request consent to provide services (for any or no form of compensation) to any other person or business entity while employed by Amyris, you must first receive permission from the Chief Executive Officer of Amyris.

We acknowledge and approve your request to continue to serve as a board advisor to Genomatica Inc, as well as consulting with TPG Capital from time to time.

12.	Documents and Representations
You have previously provided the following documents:

•	Proof of your identity and right to work in the United States of America.

•	You agreement in writing to the terms of the standard Amyris Proprietary Information and Inventions Agreement (“PIIA”) without modification.

•	Your consent to reference and background checks.

•	Your agreement in writing to the terms of the standard Mutual Agreement to Binding Arbitration (“Arbitration Agreement”) without modification.

In connection with your original offer letter, you represented and warranted, and you continue to represent and warrant, that: (i) you are not subject to any pre-existing contractual or other legal obligation with any person or entity that may be an impediment to your employment with, or your providing services to, Amyris as its employee; and (ii) you have not and shall not bring onto Amyris' premises, or use in the course of your employment with Amyris, any confidential or proprietary information of another person or entity to whom you previously provided services.

13.	Tax Compliance
For purposes of this letter, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this letter in connection with your termination of employment constitute deferred compensation subject to Section 409A, and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from your separation from service from Amyris or (ii) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent that any provision of this letter is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any payment under this letter may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

14.	Entire Agreement
This letter together with the PIIA and Arbitration Agreement (collectively, the “Employment Documents”) shall constitute the full and complete agreement between you and Amyris regarding the terms and conditions of your employment. The Employment Documents cancel, supersede and replace any and all prior negotiations, representations or agreements, written and oral, between you and Amyris or any representative or agent of Amyris regarding any aspect of your employment. Any change to the terms of your employment with Amyris, as set forth in this letter, must be in an individualized writing to you, signed by the Chief Executive Officer of Amyris to be effective

Please confirm your acceptance of these employment terms by signing and returning the enclosed copy of this letter. If you have any questions, please do not hesitate to contact me at (510) 740-7440.

Sincerely,

/s/ John G. Melo

John G. Melo
Chief Executive Officer

I HAVE READ AND ACCEPT THESE EMPLOYMENT TERMS:

/s/ Mario Portela                        4/18 , 2011
Mario Portela                            Date